Exhibit 99.1

Monday, October 27, 2003	Roger Bosma President & CEO

Joseph F. Hurley EVP & CFO 973-697-2000

Newton Financial Agrees to Merge with Lakeland Bancorp

OAK RIDGE, NJ - John W. Fredericks, chairman of Lakeland Bancorp (“Lakeland”) (Nasdaq: LBAI) and its subsidiary, Lakeland Bank, Oak Ridge, NJ, and Thomas Bain, chairman of Newton Financial Corporation (“Newton”) (OTCBB: NWFC) and its subsidiary, Newton Trust Company, Newton, NJ, announced the execution of a definitive agreement providing for Newton Financial to be merged into Lakeland Bancorp. Newton Trust will operate as an independent bank for a two-year period following closing and then it will be merged into Lakeland Bank.

Newton shareholders will have the right to elect to receive Lakeland common shares at the rate of 4.5 shares of Lakeland for each share of Newton or $72.08 cash for each of their shares. The agreement provides that up to 25% of the total transaction is to be paid in cash. Lakeland values this transaction at approximately $99 million based on 1.36 million shares of Newton common stock and 23,600 stock options outstanding. The transaction price is approximately 2.9 times Newton’s book value.

The merger agreement has been approved by the Boards of Directors of both institutions and is subject to approval by the shareholders of both institutions and regulatory authorities. The transaction is expected to close by the second quarter of 2004.

“Lakeland is one of New Jersey’s premier community banks with the same dedication to old fashioned personal banking we have,” said Bain. “Their dedication to the employees, customers, and residents of Sussex County is well established, and we are pleased to join forces with Lakeland within our local community.”

“The Lakeland family is privileged to welcome Newton Trust, a community bank of the highest quality in every respect. This transaction will enhance our ability to provide the best local competitive banking services available to the people of Sussex County,” said Fredericks. “In this period of mergers with large impersonal banks based outside our area, it is gratifying that Sussex County residents will continue to receive local personal services provided by their neighbors who best understand their needs and concerns,” he said.

As of September 30, 2003, Newton Financial had total assets of $320 million, total loans of $171 million, total deposits of $269 million, shareholders’ equity of $34 million and nine months Net Income of $2.3 million (unaudited). Newton Trust operates nine (9) branches in Sussex and Warren counties. The combined institution will have 47 branches across Northern New Jersey and over $1.8 billion in total assets.

Roger Bosma, President and CEO of Lakeland said, “Lakeland brings a range of additional banking services to Newton customers. This includes enhanced ATM services, same day loan approvals and free checking accounts all backed by the latest technology.”

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $1.5 billion and thirty-eight offices spanning five northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, and Sussex. Lakeland Bank, headquartered in Oak Ridge, New Jersey, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications.

Non-historical information disclosed in this press release constitutes forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements as a result of numerous factors, including pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in Lakeland’s and Newton’s markets; changes in levels of market interest rates; credit risks of lending activities and competitive factors; whether or not the Company ultimately receives payment of all amounts due from a lease portfolio as described in its Form 10-K for the year ended December 31, 2002; changes in the conditions of the capital markets in general and in the capital markets for financial institutions in particular; the ability of Lakeland Bank to integrate Newton into the Company’s overall business and plans; and the extent and timing of legislative and regulatory actions and reforms. The Company is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp plans to file a Registration Statement on SEC Form S-4 in connection with the merger and the parties expect to mail a Proxy Statement/Prospectus to their shareholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT LAKELAND, NEWTON, THE MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov. In addition to the Registration Statement and the Proxy Statement/Prospectus, Lakeland files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Lakeland at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Lakeland’s filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http//www.sec.gov. Newton, its directors, executive officers and certain members of management and employees may be soliciting proxies from Newton’s stockholders in favor of the adoption of the merger agreement. A description of any interests that Newton’s directors and executive officers have in the merger will be available in the Proxy Statement/Prospectus. This press release does not constitute an offer of any securities for sale.

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